Exhibit 21.1

Subsidiaries of the Registrant

Canada:

Movado Group of Canada Inc.

China:

MGI Luxury Trading (Shanghai) Co., Ltd.

Delaware:

Movado Group Delaware Holdings Corporation

Movado LLC

England:

MGS Distribution Ltd.

France:

Movado Group France S.A.S.

Germany:

Movado Deutschland G.m.b.H.

Concord Deutschland G.m.b.H.

MGI Luxury Group G.m.b.H.

Movado Group Deutschland G.m.b.H.

Hong Kong:

MGI Luxury Asia Pacific Ltd.

SwissAm Products Ltd.

Malaysia:

MGI Luxury Malaysia Sdn. Bhd.

Mexico:

MGI Distribución, S de R.L. de C.V.

Netherlands:

MGI Luxury Group B.V.

Movado Group Nederland B.V.

New Jersey:

Movado Retail Group, Inc.

Singapore:

MGI Luxury Singapore Pte. Ltd.

Switzerland:

Movado Watch Company, S.A.

MGI Luxury Group, S.A.

Concord Watch Company, S.A.

Ebel Watches S.A.